Exhibit 99.1

MKR GROUP, INC, #4650271

OVERLAND STORAGE FISCAL 2014 FIRST QUARTER

FINANCIAL RESULTS CONFERENCE CALL

November 13th, 2013, 5:00 PM ET

Chairperson: Jim Byers (Mgmt.)

Operator:	Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Overland Storage Fiscal 2014 First Quarter Financial Results Conference Call. During today’s presentation, all parties will be in a listen only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. For participants using speaker equipment, it may be necessary to lift your handset before making your selection. This conference is being recorded today, November 13th, 2013.

I would now like to turn the conference over to Jim Byers of MKR. Please go ahead, sir.

Jim Byers:	Thank you, Operator, and thank you for joining us this afternoon to discuss Overland Storage’s first quarter fiscal 2014 financial results conference call for the period ended September 30th, 2013.

Before we begin the call, I would like to note that Management, during the course of our discussion today, including the Q&A section of this call, will make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management may discuss future plans and prospects for revenue, production introductions, market conditions, competitive conditions, gross profit margins, spending levels, and other financial metrics. We caution you that forward-looking statements relating to these and other subjects we may discuss involve risks and assumptions that are difficult to predict. They are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements.

There are many factors that could cause or contribute to such differences. We refer you to the risk factors and cautionary language contained in today’s formal press release announcing Overland’s results, as well as the Company’s filings with the Securities and Exchange Commission, including the risk factors, Management Discussion & Analysis, and other sections of the Company’s periodic reports currently on file with the SEC. We remind you that our forward-looking statements are based on current expectations and speak only as of this date. The Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events, or circumstances after the date of this release and conference call.

Now, with that said, at this time I will turn the call over to Overland’s CEO, Eric Kelly.

Overland Storage, Inc.	Page 1	11/13/2013

Eric Kelly:	Good afternoon and thank you for joining us today for our first quarter fiscal 2014 conference call. I’ll begin by providing an update on our business strategy and product direction, and then hand the call over to our CFO, Kurt Kalbfleisch so he can review the quarterly results. After Kurt concludes, I will have some closing remarks and then we will open the call for questions.

On November 1st, we entered into a definitive agreement to acquire Tandberg Data, a privately held global leader of data storage and data protection solutions; a combination that would create a company that had more than $110 million in annual revenue during our last fiscal year, and would provide the scale and resources to compete more effectively in the marketplace and deliver substantial cost synergies that are expected to provide a clear path to profitability following the integration. The Overland Tandberg combination will offer one of the industry’s broadest product lines and service offerings in the enterprise market.

With an expanded sales and marketing team, and over 16,000 global channel and service partners, we have significantly expanded our market presence to fuel our growth. The combination also created potential new opportunities with global OEM customers and expansion into new regions in Europe, Asia, and the Middle East.

To illustrate how this combination will have a positive impact on our business, we will expand the product offering to our respective channel partners and into new regions, accelerate the close rate of our current pipeline and have the capacity to build a new pipeline with the additional channel partners, and increase resources in sales and marketing. With the combination, we will also be able to leverage a world class manufacturing facility in China and our supplier relationships to lower our cost of goods and increase gross margins, allowing us to improve operational efficiencies and create a stable foundation for increased revenue and profitability.

To provide more clarity on how the combination will look once integration is completed, we will have a comprehensive product line ranging from our high availability Snap scaled clustered NAS, SnapServer DX NAS, and virtual tape library to Tandberg’s RDS—RDX disk-based solutions, to our combination of both tape automation product lines.

The approximate combined revenue mix is as follows: disk based solutions represent 34% of total revenue; service and royalty represent 23%; and tape accessories, drives, and media represents 21%; with the tape automation only representing 22% of the total revenue. Approximately 79% of the combined revenue came from channel sales and 21% from OEM sales.

Overland Storage, Inc.	Page 2	11/13/2013

From a cost synergy standpoint, we believe that savings will be between $10 to $13 million on an annualized basis, and we expect to achieve sustainable non-GAAP EBITDA positive results within the first two quarters following completion of the integration of the two companies.

To give more detail on our fiscal expectations for the combined Company for the third and fourth quarter of calendar 2014, which is the first six months of our fiscal 2015 year, we would expect the combined Company revenues of between $54 to $60 million, with gross margins ranging from 34 to 38%, operating expenses between $19 to $22 million, and EBITDA from break even to 3 million. For the first and second quarter of calendar 2014, we are projecting revenue of $55 to $65 million, gross margins of 36% to 40%, operating expenses of between 20 to 23 million, and EBITDA of $2 to $6 million.

We are very excited about the opportunity we see for the combined Company, including achieving greater scale and (inaudible) cost synergy through our combined resources, creating a stable foundation for increased revenue and profitability, and the acceleration of our strategy of becoming a global leader in the data management and data protection marketplace.

Now, let me turn to an update on our mobility enterprise solution, which will enable us to deliver the full functionality of true native applications securely to any mobile device anywhere as a workforce productivity solution. We plan to roll out the product over the next 12 months and we’re on track to begin the rollout in the first calendar quarter of next year through a substantially expanded channel network from our combination with Tandberg.

To give you an idea of how this innovative new product suite will look, we will offer two different delivery models, an appliance gateway to be installed on premise and a subscription model provided—providing access to applications via the Cloud. We plan to begin a phased rollout of our appliance product first, which would include three tiers: an enterprise model, and small and medium enterprise model, and an SMB model. We are well ahead of where we thought we would be at this point in terms of both product development and the level of customer interest. Currently we have beta customers using both the appliance and the Cloud offering.

We are very excited about the capability of the new solution and the opportunity created by the technology and supplier partnership with Sphere 3D. Our focus will be on key vertical markets where storage obviously is growing and mobility is important, which includes healthcare, government, financial services, and education. The demand for Cloud computing technology represents a $40 billion market, with a global market for desktop virtualization at $3.6 billion and estimated to grow to $7.5 billion by 2016.

Overland Storage, Inc.	Page 3	11/13/2013

For this one of a kind new workforce productivity offering, we will significantly expand our addressable market and we’ll have final comments at the end of the call, but now I would like to turn the call over to Kurt, our Chief Financial Officer, to review the quarter.

Kurt Kalbfleisch:	Thank you, Eric. Let me provide some detail on our first fiscal quarter results. Total revenue for the first quarter of fiscal 2014 was $10.6 million, compared to $11.7 million in the same quarter of fiscal 2013, and $12.1 million in the immediately preceding quarter. While the first fiscal quarter is historically a seasonally down quarter for us, the decreases compared to the immediately preceding quarter of $1.5 million was less than half the seasonal decrease we experienced during the first fiscal quarter of each of the two previous years.

Total product revenue for the first quarter of fiscal 2014 was $6.1 million, compared to $6.6 million in the same quarter of fiscal 2013, and $7.6 million in the immediately preceding quarter. Warranty and service revenue in the first quarter of fiscal 2014 totaled $4.5 million or 42% of total Q1 revenue, compared to $5.1 million or 43% of revenue in the same quarter last year, and $4.5 million or 37% of revenue in the immediately preceding quarter. The decrease in revenue from the same quarter in the prior year was primarily due to decreased service revenue from our extended service contracts related to lower base product sales.

The EMEA is historically a down quarter in fiscal Q1, reflecting its seasonality from the summer months. Revenue from the EMEA in the first quarter of fiscal 2014 decreased 11%, or approximately $300,000 compared to the immediately preceding quarter. However, on a year-over-year basis, EMEA revenue in the first quarter of fiscal 2014 was up 6% or $150,000.

Now, let me walk you through more detail on the product categories that make up the branded product revenue. Tape revenue in the first quarter of fiscal 2014 decreased 30% worldwide, approximately $1.2 million compared to the immediately preceding quarter, and was down 27% or approximately $1 million, compared to the first quarter of fiscal 2013. This was primarily related to the decrease in sales of our add-on tape drives. The EMEA tape revenues decreased 34% from the immediately preceding quarter and 21% year-over-year. America’s tape revenue decreased 27% from the immediately preceding quarter and 39% year-over-year.

We, however, continue to see increased traction in growth in our disk products. Total disk revenue worldwide in the first quarter of fiscal 2014 was up 4% or $100,000 sequentially and up 26% or $550,000 year-over-year, compared to the first quarter of fiscal 2013.

Revenue in the first quarter of fiscal 2014 from the SnapServer DX Series worldwide was $1.9 million. This was a 19% increase from the

Overland Storage, Inc.	Page 4	11/13/2013

immediately preceding quarter and, when compared to the first quarter of the prior year, SnapServer DX Series product was 34%. Our gross margin percentage in the first quarter of 2014 was 33.7%, which was the same as the first fiscal quarter last year and compared to 36.5% in the immediately preceding quarter.

Total operating expenses including stock-based compensation for the first quarter of fiscal 2014 were $7.7 million, compared to $8.6 million in the same quarter last year, and $9.4 million in the immediately preceding quarter. The decrease in operating expenses is primarily related to the steps we have been taking to reduce expenses over the last two quarters.

As part of our continued focus on reducing expenses, we have re-signed our footprint in our San Diego facility from just over 91,000 square feet to 51,000 square feet and extended our lease another five years which, after February of next year, will result in a cash savings of about $300,000 per quarter, or a $1.2 million savings annually.

Share-based compensation expense included in the operating expense for the first quarter of fiscal 2014 was approximately $0.9 million, compared to $1.1 million in the immediately preceding quarter, and $1.2 million in the first quarter of fiscal 2013. We expect stock compensation to be in the range of $1 million to $1.3 million per quarter throughout the remainder of the fiscal year.

Depreciation and amortization was approximately $300,000 in both, the first quarter of fiscal 2014 and the immediately preceding quarter, as well as the first quarter of fiscal 2013.

The net loss for the first quarter of fiscal 2014 was $4.6 million or a loss of $0.15 per share, compared to a net loss for the same quarter of fiscal 2013 of $4.9 million or $0.17 per share, and a net loss in the preceding quarter of $5.4 million or $0.18 per share.

On the balance sheet, total cash and short-term investment at September 30, 2013 was $5.8 million, compared to cash of $8.8 million at June 30, 2013. At the end of the first quarter of fiscal 2014, we had $3.5 million outstanding under our credit facility, which remains unchanged from the preceding quarter, and $13.25 million outstanding under our convertible notes. Since quarter-end, $10.7 million of the convertible notes, which were issued in February of this year, were converted to equity at $1.30 per share and we have received $3 million under the Amended Note Purchase Agreement entered into earlier this month.

Net accounts receivable were $6.4 million at the end of the first quarter of fiscal 2014, compared to $6.2 million at the end of the first quarter last year, and $6.6 million at the end of the preceding quarter.

Overland Storage, Inc.	Page 5	11/13/2013

Operating cash used in the first quarter of fiscal 2014 was $4.3 million, compared to $4.8 million in the preceding quarter.

With that, I will turn the call back to Eric.

Eric Kelly:	In closing, we believe the combination of Tandberg will provide expanded scale and market reach that will enable us to fully realize the growth potential of our innovative and award winning products, which includes our SnapScale clustered NAS, our SnapServer NAS DX Series, and soon to be introduced, our Enterprise Mobility Solution. By creating a stable foundation for increased revenue and profitability, we will be able to accelerate our strategy in—of becoming a leader in end-to-end data management and data protection marketplace.

I would now like to open the call up for questions. Operator?

Operator:	Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by star the one, on your touch-tone phone. If you’d like to withdraw your question, please press the star, followed by the two, and if you’re using speaker equipment, you’ll need to lift the handset before making your selection.

Our first question comes from the line of Krishna Shankar with Roth Capital. Please go ahead.

Krishna Shankar:	Hi. Yes Eric, can you talk about the outlook for the December quarter in terms of what you’re seeing in each of the regions and also by product line as relative to the September quarter?

Kurt Kalbfleisch:	Hey Krishna, this is Kurt. I’ll go ahead and take that one. The December quarter you know is usually a bit better quarter. The September quarter is usually pretty soft over in Europe. We expect to see some pickup on the tape side compared to what we had last quarter and we do expect to see some moderate growth over the prior quarter. The regions right now, so far this quarter, are operating as we would expect.

Krishna Shankar:	Okay, and then can you give us some op ex guidance for the December quarter, how they will trend relative to the September quarter?

Kurt Kalbfleisch:	We would expect to see a slight uptick in the opex, nothing significant, but the uptick, because of the other activities that are ongoing, we’re going to see some increased spending primarily in G&A.

Krishna Shankar:	Okay. And Eric, in terms of the process for the deal with Tandberg, is everything on schedule and you still expect, you know, the regulatory, and proxy, and shareholder approval sometime in December?

Eric Kelly:	Yes Krishna, that’s the plan. As you know, we filed the proxy with the SEC, subject to review and our anticipation is that will be completed, and

Overland Storage, Inc.	Page 6	11/13/2013

we’ll have the final proxy out to the shareholders requesting them to have a positive vote, and then, hopefully, close the deal by the end of December.

Krishna Shankar:	Great and then, final question. You know you sound a little more optimistic about the mobile Cloud and mobility products. Can you talk about whether that will start to contribute to—when that will start to contribute to revenue and whether it will be the appliance product or the Cloud service product which will first contribute to revenues?

Eric Kelly:	Yes, Krishna. I’m excited about both our Enterprise Mobility Solution, as well as the combination between ourselves and Tandberg. I think, as I stated, you know, the combination gives us a solid foundation. We’ll be north of $100 million business and just expanding our channel globally and that actually will help us in terms of when we roll out our Enterprise Mobility Solution in the first calendar quarter of next year.

So, excited about both—I mean, we’re on schedule in terms of both development and the customer feedback and the technology is performing as we expected and, in some areas, much better. So yes, pretty excited about how things are shaping up for 2004—or, 2014, excuse me, on both sides. A lot of work ahead of us but, you know, we have all the plans in place. We have our channel partners that we’re working with. We have our Beta customers who are working with on Enterprise Solutions and customer feedback is just outstanding in terms of what we’re hearing relative to the acceptance of the product.

Krishna Shankar:	Great. Thank you very much.

Eric Kelly:	Great talking to you.

Operator:	And, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection. One moment please, for our next question.

And, our next question comes from the line of Philip Anderson with Pinnacle Fund. Please go ahead.

Philip Anderson:	Hey, Eric. It’s been a couple of weeks now since the acquisition/merger has been announced, and I’m curious what type of reaction there has been on both the Overland customer base and the Tandberg customer base to the merger, not only with existing customers, but prospective customers which you may have been pursuing independent of one another over the years; but now that the Company is larger scale, they’d be more responsive to your sales efforts.

Eric Kelly:	Hey, Phil. How are you doing?

Overland Storage, Inc.	Page 7	11/13/2013

Philip Anderson:	Good, thanks.

Eric Kelly:	Thanks for the questions. I mean, I’ve been on the road over the last week and a half talking to a lot of our channel partners, our customers, and as well as our suppliers. I have to tell you, the combination is doing—of the two businesses is, from our customer and supply standpoint, they are extremely happy. We’re having telephone calls and meetings from suppliers and customers that, you know, previously weren’t really interested in talking to us. They were concerned about the viability of the Company. They think it’s a great move, so if the indications over the last couple of weeks are consistent with what happens going forward, I think it’s, you know, a deal and a structure that they definitely appreciate. I mean, I just flew back last night from Houston visiting one of our key customers. They’re excited about—not only just the stability of the Company but also the breadth of product we’re going to be able to deliver to them as well.

So, all great news from both our suppliers, our customers, so that is just great, great feedback and a great signal in terms of we’re doing the right thing.

Philip Anderson:	Well, that all sounds good. Kurt, in your prepared remarks you mentioned that there is less seasonality this quarter than there had been—there was less of a downdraft due to seasonality this quarter than there had been in the year ago period. Was that due to anything in particular that you could shed some light on?

Kurt Kalbfleisch:	It was based on the strength of primarily the SnapServer DX product in the European channel. We had—you know, we continue to show growth there both quarter-over-quarter and year-over-year and that kind of bucked the trend a little bit to what we have historically seen. Over the last two years we saw north of 20% reduction in this quarter compared to the prior and we were able to buck that trend by better than half in Europe.

Philip Anderson:	Sounds good. Thanks very much, guys.

Kurt Kalbfleisch:	Right. Thank you.

Operator:	And, our next question comes from the line of Peter Bortel with Tiburon Opportunity Fund. Please go ahead.

Peter Bortel:	Hi, Eric. How are you?

Eric Kelly:	Great Peter. How are you doing?

Peter Bortel:	Good. I was hoping to touch on the Sphere 3D opportunity. It seems the market’s been pretty excited about the Canadian company. What was Overland’s initial investment in the Company and what’s that worth now and, as a second part to the question, can you kind of quantify the

Overland Storage, Inc.	Page 8	11/13/2013

opportunity—I think, I’m not sure, it was online or offline, you mentioned it was something like a $10 million opportunity in 2014? Can you give us some color as investors on what sort of top line contribution you expect from the Mobility investment?

Eric Kelly:	Yes, okay, sure. Let me kind of take a couple of questions there. I mean the first one—I mean, our investment in Sphere 3D was about $250,000 in cash. If you looked at kind of the closing price of the stock today, we have about 770,000 shares and that represents close to $4 million—about $3.9 million and it’s doubled since the end of the quarter, which we reported in our filing. So, I think it was a great investment from an investor standpoint, but I think even more importantly, the supplier agreement that we had with them, which identifies that they have to acquire and buy their infrastructure from us only and also the technology agreement we have, which we have the right to license and develop our products for the market outside of the consumer space. So, we’re pretty excited about the partnership we have with them. The equity side is obviously proving to be very important to us in terms of a balance sheet standpoint and then the technology and the supplier partnership is something that’s very strategic to us, as well.

And, I think there was a follow on question there Peter?

Philip Anderson:	The opportunity for top line from the relationship going forward. Can you quantify that for our models?

Eric Kelly:	I think the number we identified was about $10 to $13 million for the year.

Kurt Kalbfleisch:	Fiscal 2015, Peter.

Eric Kelly:	And so, we’re pretty comfortable with that top line revenue number and I think, as you people are starting to realize what the technology can deliver, it’s one where we’ll have, if not the only, one of the—only one that we know about today in terms of being able to deliver an integrated storage and mobility enterprise appliance solution as a gateway. So the feedback, as I mentioned earlier in the previous question, the customers are just waiting to get the product. The feedback from our Beta customers is just outstanding and so we’re very comfortable with that top line revenue number that we’ve identified.

Philip Anderson:	All right. Thank you.

Eric Kelly:	All right, thanks Peter.

Operator:	And again, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time and, as a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection. One moment please.

Overland Storage, Inc.	Page 9	11/13/2013

And our next question comes from the line of Ray Reyes with Bridge Street Asset Management. Please go ahead.

Ray Reyes:	Hi, Eric.

Eric Kelly:	How are you doing?

Ray Reyes:	Good. I had a follow on question about the Sphere 3D. You talked about different pricing models depending on the customer segment. Could you go into a little bit more detail on the economics of how it would work, like how much—you know, how much would you charge and then what the margins might be like?

Eric Kelly:	Well, I can answer part of that question. There are two business models that we’ll be rolling out. The first one is an appliance or gateway where they actually buy our appliance and put it into—on their premises or in their data center that will allow them to have concurrent users using the applications on whatever mobile device they choose. The second business model will be a subscription model via like a Cloud offering where they actually can subscribe to specific applications that they want to use from a mobility standpoint. And, we haven’t disclosed any of the pricing, but if you look at the appliance side, there are really three categories; kind of a high-end Enterprise solution, a mid-range, like a medium priced solution, and then a small and medium business solution.

So, those would kind of be the tiered categories and obviously it would be different performance and functionality and offerings, based on those three tier solutions and then, obviously the subscription model will again be determined based on the applications that they want to use. So, for example, if they’re using application A, it could be a different pricing model than if they’re using application B or application C. But, we haven’t rolled out the pricing yet and we have time. That’s what we’re going to do through the end of the year, is actually nailing down the pricing and rolling that out at launch.

But, just to add to that, I mean, we’re looking at very healthy margins for this solution, so I think not just from a revenue standpoint, the margin structure will be on the high end of what we’ve been doing with some of our other offerings.

Ray Reyes:	Are there any constraints to ramping this up? So, for example, let’s say that the demand for next year is more than you’re forecasting. Are there any physical or personnel constraints attached to meeting the extra demand or?

Eric Kelly:	No, we’ve been very focused on making sure we can scale. The good news is the products—the software actually works with our current platforms, so we already have the ability to deliver our current appliances, so therefore there’s no ramp requirements or new platforms we have to

Overland Storage, Inc.	Page 10	11/13/2013

roll out and, you know, we have the manufacturing capacity to scale as needed. So, we have no issues from the appliance and then obviously on the Cloud, we already have the infrastructure in place from our Beta customers and, you know, that’s very straight forward to scale from a Cloud perspective.

Ray Reyes:	Okay. Is the relationship—no, the distributorship you have in the United States, is that exclusive?

Eric Kelly:	The—I didn’t follow the question.

Ray Reyes:	Your relationship with Sphere 3D, my understanding is—for the United States, if I understand it correctly, you have a distributorship or licensing arrangement with them. Is it exclusive?

Eric Kelly:	Yes, it’s actually broader than that. We have—outside of the consumer market, we have a worldwide exclusive to deliver the product. Yes.

Ray Reyes:	Okay. And then, on the tape products, do you feel that the business has stabilized already, or do you anticipate further decline next year?

Kurt Kalbfleisch:	Ray, this is Kurt. We expect that the tape side has stabilized. Obviously we saw seasonality this quarter, as expected, but we don’t believe it will—we will have the drop off in this fiscal year like we did last.

Ray Reyes:	Okay. Thank you.

Eric Kelly:	You’re welcome.

Operator:	And, at this time there are no further questions. I would like to hand the call back to Management for closing remarks.

Erick Kelly:	Great. Well, I mean, hopefully everybody totally feels our excitement in terms of you know, the things that are transpiring with Overland. I mean, the combination between ourselves and Tandberg is a strategic move that we’ve been looking at for over a year. It gives us the scale, and the size, and the foundation to be able to—and the resources to actually start monetizing the pipeline we have and actually start building on that pipeline going forward. The partnership with Sphere 3D allows us to deliver what we believe are technology and solutions that the market can’t get any place else, so we’re extremely excited about how we have things laid out going into 2014.

So, since there are no further questions, I would just like to thank everyone for joining the call today and we look forward to updating you as we continue to make progress.

So, this concludes the call today and thank you, again, for your time.

Overland Storage, Inc.	Page 11	11/13/2013

Operator:	And, ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.

END

Overland Storage, Inc.	Page 12	11/13/2013